SA TELECOMMUNICATIONS, INC.
                              Contact:  Howard F. Curd
                                        Chairman of the Board of
                                        Directors
                                        (972) 690-5888

 FOR IMMEDIATE RELEASE

                      SA TELECOMMUNICATIONS
                  ANNOUNCES MANAGEMENT CHANGES

Dallas, Texas, July 21, 1997 -- SA Telecommunications, Inc. (Nasdaq-STEL) today announced the resignation of Jack W. Matz, Jr. as Chairman and Chief Executive Officer of the Company and the election of Howard F. Curd as Chairman of the Board of Directors. Mr. Matz will continue as a director of the Company and will serve as a consultant to the Company.

During the past two weeks, John H. Nugent replaced Paul R. Miller as the Interim President and Chief Operating Officer, and John Q. Ebert resigned as a director of the Company. Mr. Nugent, a director of the Company since July 1995, was elected as a Vice President of the Company in September 1996.

Mr. Curd has served as a director of SA Telecommunications since September 1995. Mr Curd also serves as Chief Executive Officer and director of Jesup & Lamont Capital Holdings, Inc., a diversified financial holding company, and serves as an officer and director of its two operating subsidiaries. In addition, Mr. Curd is a director of EMCORE Corporation, a publicly held compound semiconductor technology and equipment manufacturing company.

Mr. Curd stated "Over the past four years, SA Telecommunications revenues have grown from approximately $0.7 million in 1992 to $35.7 million in 1996. Although revenue growth is and will continue to be important, I believe the current management team we have in place will concentrate on costs, operations and integration of our network."

SA Telecommunications, Inc. provides a full range of telecommunications services including: 1+, 800/888, dedicated services, travel and debit cards, wireless services and conference  calling.  The Company provides the  majority  of  its services over its switching and transmission facilities on the regional network in the contiguous regions of the west, southwest and south central states. For further information, please visit SA Telecommunications' Internet home page at http://www.satele.com.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AND AS SUCH INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SOME OF THE FACTORS THAT MAY CAUSE SUCH MATERIAL DIFFERENCES ARE SET FORTH AS RISK FACTORS DETAILED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS AND REGISTRATION STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.